UNITED STATES OF AMERICA BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.
STATE OF GEORGIA
  DEPARTMENT OF BANKING AND FINANCE ATLANTA, GEORGIA

Written Agreement by and among

PAB BANKSHARES, INC.
Valdosta, Georgia

THE PARK AVENUE BANK
Valdosta, Georgia

FEDERAL RESERVE BANK OF ATLANTA
Atlanta, Georgia

and

BANKING COMMISSIONER OF
 THE STATE OF GEORGIA
Atlanta, Georgia
Docket Nos. 09-084-WA/RB-HC 09-084-WA/RB-SM

WHEREAS, in recognition of their common goal to maintain the financial soundness of PAB Bankshares, Inc., Valdosta, Georgia ("Bankshares"), a registered bank holding company, and its subsidiary bank, The Park Avenue Bank, Valdosta, Georgia (the "Bank"), a state chartered bank that is a member of the Federal Reserve System, Bankshares, the Bank, the Federal Reserve Bank of Atlanta (the "Reserve Bank"), and the Banking Commissioner of the State of Georgia (the "Commissioner") have mutually agreed to enter into this Written Agreement (the "Agreement"); and

WHEREAS, on July 9, 2009, Bankshares's and the Bank's boards of directors, at duly constituted meetings, adopted resolutions authorizing and directing Donald J. Torbert, Jr., president and chief executive officer to consent to this Agreement on behalf of Bankshares and the Bank and consenting to compliance with each and every applicable provision of this Agreement by Bankshares, the Bank, and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the "FDI Act") (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Bankshares, the Bank, the Reserve Bank, and the Commissioner agree as follows:

Credit Risk Management

1. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written plan to strengthen credit risk management practices. The plan shall, at a minimum, address, consider, and include:
(a) Procedures to periodically review and revise risk exposure limits to address changes in market conditions;

(b) strategies to minimize credit losses;

(c) procedures to identify, limit, and manage concentrations of credit that are consistent with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, dated December 12, 2006 (SR 07-1), including but not limited to: establishment of concentration of credit risk tolerances or limits by types of loan products, geographic locations, and other common risk characteristics or sensitivities; enhanced stress testing; and enhanced periodic reporting to management and the board of directors; and

(d) measures to address the criticisms regarding credit risk management noted in the report of the examination of the Bank that was conducted jointly by the Reserve Bank and Commissioner that commenced on January 26, 2009 (the "Report of Examination").

Lending and Credit Administration

2. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written lending and credit administration program that shall, at a minimum, address, consider, and include:

(a) Underwriting standards that require documented analyses of any borrower's and guarantor's repayment sources, global cash flow, and overall debt service ability;

(b) procedures for the periodic analyses of any current borrower's and guarantor's repayment sources, global cash flow, and overall debt service ability;

(c) an enhanced internal loan review process that includes, but is not limited to, increased frequency of loan reviews;

(d) the appropriate use of interest reserves;

(e) limitations on the capitalization of interest; and

(f) improved documentation of loan modifications.

Asset Improvement

3.                 (a) The Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, who is obligated to the Bank in any manner on any extension of credit or portion thereof that has been charged off by the Bank or classified, in whole or in part, "loss" in the Report of Examination or in any subsequent report of examination, as long as such credit remains uncollected.

(b) The Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, whose extension of credit has been classified "doubtful" or "substandard" in the Report of Examination or in any subsequent report of examination, without the prior approval of the Bank's board of directors. The board of directors shall document in writing the reasons for the extension of credit or renewal, specifically certifying that: (i) the extension of credit is necessary to protect the Bank's interest in the ultimate collection of the credit already granted or (ii) the extension of credit is in full compliance with the Bank's written loan policy, is adequately secured, and a thorough credit analysis has been performed indicating that the extension or renewal is reasonable and justified, all necessary loan documentation has been properly and accurately prepared and filed, the extension of credit will not impair the Bank's interest in obtaining repayment of the already outstanding credit, and the board of directors reasonably believes that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the board of directors meetings, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower's credit file for subsequent supervisory review. For purposes of this Agreement, the term "related interest" is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors of the Federal Reserve System (the "Board of Governors") (12 C.F.R. § 215.2(n)).

4.                 (a) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written plan designed to improve the Bank's position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of $500,000, including OREO, that: (i) is past due as to principal or interest more than 90 days as of the date of this Agreement; (ii) is on the Bank's problem loan list; or (iii) was adversely classified in the Report of Examination. In developing the plan for each loan, the Bank shall, at a minimum, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank's collateral position.

(b) Within 30 days of the date that any additional loan or other asset in excess of $500,000, including OREO: (i) becomes past due as to principal or interest for more than 90 days; (ii) is on the Bank's problem loan list; or (iii) is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written plan to improve the Bank's position on such loan or asset.

(c) Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank and the Commissioner to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank's current problem loan list, extension report, and past due/non-accrual report. The board of directors shall review the progress reports before submission to the Reserve Bank and shall document the review in the minutes of the board of directors' meetings.

Allowance for Loan and Lease Losses

5.                (a) Within 10 days of this Agreement, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified "loss" in the Report of Examination that have not been previously collected in full or charged off. Thereafter the Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified "loss" unless otherwise approved in writing by the Reserve Bank and the Commissioner.

(b) The Bank shall maintain a sound process for determining, documenting, and recording an adequate allowance for loan and lease losses ("ALLL") in accordance with regulatory reporting instructions and relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17).

(c) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written program for the maintenance of an adequate ALLL. The program shall include policies and procedures to ensure adherence to the ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL. During the term of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner within 30 days after the end of each calendar quarter, a written report regarding the board of directors' quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of ALLL for that quarter.

Capital Plan

6. Within 60 days of this Agreement, Bankshares and the Bank shall jointly submit to the Reserve Bank and the Commissioner an acceptable written plan to maintain sufficient capital at Bankshares, on a consolidated basis, and the Bank as a separate legal entity on a stand-alone basis. The plan shall, at a minimum, address, consider, and include:

(a) Bankshares's current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D);

(b) the Bank's current and future capital requirements, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);

(c) the adequacy of the Bank's capital, taking into account the volume of classified credits, concentrations of credit, ALLL, current and projected asset growth, and projected retained earnings;

(d) the source and timing of additional funds to fulfill Bankshares's and the Bank's future capital requirements; and

(e) the requirements of section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)) that Bankshares serve as a source of strength to the Bank.

7. Bankshares shall notify the Reserve Bank and the Commissioner, in writing, no more than 30 days after the end of any quarter in which any of Bankshares's consolidated capital ratios fall below the approved plan's minimum ratios. Bankshares and the Bank shall notify the Reserve Bank and the Commissioner, in writing, no more than 30 days after the end of any quarter in which any of the Bank's capital ratios (total risk-based, Tier 1 risk-based, or leverage) fall below the approved plan's minimum ratios. Together with the notification, Bankshares and the Bank, as appropriate, shall submit to the Reserve Bank and the Commissioner an acceptable written plan that details the steps Bankshares and/or the Bank will take to increase the respective capital ratios above the plan's minimums.

Earnings Plan and Budget

8.                 (a) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner a plan to improve the Bank's earnings, and a revised budget for the remainder of 2009. The written plan and budget shall include, but not be limited to:

(i) identification of the major areas where, and means by which, the board of directors will seek to improve the Bank's operating performance;
(ii) a realistic and comprehensive budget for the remainder of 2009, including income statement and balance sheet projections; and
(iii) a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.

(b) An earnings plan and budget for each calendar year subsequent to 2009 shall be submitted to the Reserve Bank and the Commissioner at least 30 days prior to the beginning of that calendar year.

Liquidity/Funds Management

9. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written plan designed to improve management of the Bank's liquidity position and funds management practices. The plan shall, at a minimum, address, consider, and include:

(a) Measures to enhance the monitoring, measurement, and reporting of the Bank's liquidity to the board of directors;

(b) a timetable to reduce reliance on borrowing and short-term wholesale funding, including brokered deposits; and

(c) specific liquidity targets and parameters and the maintenance of sufficient liquidity to meet contractual obligations and unanticipated demands.

10. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable revised written contingency funding plan that, at a minimum, identifies available sources of liquidity and includes adverse scenario planning.

Dividends

11.               (a) Bankshares and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the "Director"), and the Commissioner.

(b) Bankshares shall not take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank and the Commissioner.

(c) Bankshares and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank, the Director, and the Commissioner.

(d) All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information, as appropriate, on the parent's capital, earnings, and cash flow; the Bank's capital, asset quality, earnings and ALLL needs; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, Bankshares and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors' Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

12.               (a) Bankshares shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank and the Commissioner. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b) Bankshares shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank and the Commissioner.

Compliance with Laws and Regulations

13.               (a) The Bank shall immediately take all necessary steps to correct the violations of section 7-1-285 of the Financial Institutions Code of Georgia cited in the Report of Examination. In addition, the Bank shall take necessary steps to ensure future compliance with all applicable laws and regulations.

(b) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Bankshares and the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

(c) Bankshares and the Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation's regulations (12 C.F.R. Part 359).

Compliance with the Agreement

14.               (a) Within 10 days of this Agreement, the boards of directors of Bankshares and the Bank shall appoint a joint committee (the "Compliance Committee") to monitor and coordinate Bankshares's and the Bank's compliance with the provisions of this Agreement. The Compliance Committee shall include a majority of outside directors who are not executive officers or principal shareholders of Bankshares and the Bank, as defined in sections 215.2(e)(1) and 215.2(m)(1) of Regulation O of the Board of Governors (12 C.F.R. §§ 215.2(e)(1) and 215.2(m)(1)). At a minimum, the Compliance Committee shall meet at least monthly, keep detailed minutes of each meeting, and report its findings to the boards of directors of Bankshares and the Bank.

(b) Within 30 days after the end of each calendar quarter following the date of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.

Approval and Implementation of Plans and Programs

15.               (a) The Bank and, as applicable, Bankshares shall submit written plans and programs that are acceptable to the Reserve Bank and the Commissioner within the applicable time periods set forth in paragraphs 1, 2, 4, 5(c), 6, 9, and 10 of this Agreement.

(b) Within 10 days of approval by the Reserve Bank and the Commissioner, the Bank and, as applicable, Bankshares shall adopt the approved plans and programs. Upon adoption, the Bank and, as applicable, Bankshares shall promptly implement the approved plans and programs, and thereafter fully comply with them.

(c) During the term of this Agreement, the approved plans and programs shall not be amended or rescinded without the prior written approval of the Reserve Bank and the Commissioner.

Communications

16. All communications regarding this Agreement shall be sent to:

(a) Mr. Robert D. Hawkins
Assistant Vice President
Federal Reserve Bank of Atlanta
1000 Peachtree St., N.E.
Atlanta, Georgia 30309-4470

(b) Mr. Robert M. Braswell
Commissioner
Department of Banking and Finance
2900 Brandywine Road
Suite 200
Atlanta, Georgia 30341

(c) Mr. Donald J. Torbert, Jr.
President and Chief Executive Officer
PAB Bankshares, Inc.
The Park Avenue Bank
P.O. Box 3460
Valdosta, Georgia 31604-3460

Miscellaneous

17. Notwithstanding any provision of this Agreement, the Reserve Bank and the Commissioner may, in their sole discretion, grant written extensions of time to Bankshares and the Bank to comply with any provision of this Agreement.

18. The provisions of this Agreement shall be binding upon Bankshares, the Bank, and their institution-affiliated parties, in their capacities as such, and their successors and assigns.

19. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank and the Commissioner.

20. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the Commissioner, or any other federal or state agency from taking any other action affecting Bankshares, the Bank, or any of their current or former institution-affiliated parties and their successors and assigns.

21. Pursuant to Section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under Section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 14th day of July, 2009.

PAB BANKSHARES, INC. By: /s/ Donald J. Tolbert, Jr. President and CEO THE PARK AVENUE BANK By: /s/ Donald J. Tolbert, Jr. President and CEO
FEDERAL RESERVE BANK OF ATLANTA

By: /s/ Robert D. Hawkins
       Assistant Vice President

BANKING COMMISSIONER OF
 THE STATE OF GEORGIA

By: /s/ George A. Reynolds
       George A. Reynolds for
       Robert M. Braswell
       Commissioner